Exhibit 99.2

lululemon Names Meghan Frank Chief Financial Officer

VANCOUVER, British Columbia - November 20, 2020 - lululemon athletica inc. (NASDAQ:LULU) today announced the promotion of Meghan Frank to Chief Financial Officer. Ms. Frank joined lululemon in 2016, and, effective Nov. 23, will become the company’s first female CFO.
Calvin McDonald, CEO of lululemon, said: “Meghan has a unique and comprehensive understanding of retail gained through her experience across finance and merchandise planning. Earlier this year, when we started to navigate the COVID-19 environment, Meghan confidently took on more responsibility within the company and demonstrated agility, business acumen, and natural leadership skills. I’m thrilled to be working closely with her in her new role and benefiting from her strategic insights.”

“I’m honored to be taking on this role and working alongside an incredibly talented leadership team,” said Ms. Frank. “We continue to see many opportunities ahead for lululemon and I’m excited to be part of the journey as we further build on our momentum and work to deliver on our strategic growth priorities.”

Ms. Frank has more than 20 years of experience within the retail industry. She joined lululemon in 2016 as Senior Vice President of Financial Planning and Analysis and, since April, has served as interim co-CFO, along with Alex Grieve, Vice President, Controller for the company. Previously, Ms. Frank held senior roles at Ross Stores and J.Crew, where she served for nearly a decade. She earned her B.A. from Colgate University.

As CFO, Ms. Frank will assume responsibility for the finance, tax, treasury, investor relations, asset protection, facilities, operations excellence, and strategy functions.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Contacts
Investors:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676
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